Exhibit 99.1

PRIMERICA REPORTS THIRD QUARTER 2024 RESULTS

Life-licensed sales force grew 7% driven by solid recruiting and a 17% increase in new life licenses

Term Life net premiums grew 5%; adjusted direct premiums up 6%

Issued Term Life face amount of $31 billion, up 5%; total in force coverage of $958 billion

Investment and Savings Products sales of $2.9 billion, up 34%

Investment and Savings Products client asset values up 26%, ending the quarter at $111 billion

Net earnings per diluted share from continuing operations (EPS) of $5.72 increased 31% (including a remeasurement gain of $0.52 per diluted share); return on stockholders’ equity (ROE) of 38.3%

Diluted adjusted operating earnings per share of $5.68 increased 28% (including a remeasurement gain of $0.52 per diluted adjusted share); adjusted net operating income return on adjusted stockholders’ equity (ROAE) of 36.5%

Declared dividend of $0.90 per share, payable on December 12, 2024; repurchased $129 million of common stock during the quarter

Duluth, GA, Nov. 6, 2024 – Primerica, Inc. (NYSE: PRI) today announced financial results for the quarter ended September 30, 2024. Total revenues of $774.1 million, increased 11% compared to the third quarter of 2023. Net income from continuing operations of $194.7 million increased 24%, while net earnings per diluted share from continuing operations of $5.72 increased 31% compared to the prior year period.

Comparisons to the prior year period were impacted by the Company’s annual actuarial assumption review, as described below, which resulted in a net remeasurement gain of $23.0 million, or $0.52 after tax earnings per diluted share. The Company recorded a remeasurement gain of $28.2 million in the Term Life segment and a remeasurement loss of $5.2 million in the Corporate and Other Distributed Products segment.

Net income and diluted earnings per share, including discontinued operations, were $164.4 million and $4.83, respectively during the third quarter of 2024 compared to $152.1 million and $4.23, respectively in the prior year period. On September 30, 2024, the Company exited its senior health business by permanently surrendering and relinquishing its rights to e-TeleQuote Insurance, Inc. with no significant continuing involvement. Consequently, the senior health business’ financial results have been reported in discontinued operations for all periods presented.

Adjusted operating revenues of $770.1 million increased 10% compared to the third quarter of 2023. Adjusted net operating income of $193.2 million increased 21%, while adjusted operating earnings per diluted share of $5.68 grew 28% year-over-year. Comparisons to the prior year period were impacted by the Company’s annual actuarial assumption review, as described above. A reconciliation of non-GAAP to GAAP financial measures is included at the end of this release.

Distribution results during the third quarter were strong, driven by sustained recruiting momentum and growth in new life-licensed representatives. Financial results in the Term Life segment, excluding the remeasurement gain, benefited from continued strong sales and stable margins. Results in the Investment and Savings Products segment were positively impacted by favorable equity market conditions, which fueled sales growth and higher client asset values.

“Our results continue to reflect the power of Primerica’s distribution model as we meet the increasing financial needs of middle-income families,” said Glenn Williams, Chief Executive Officer of Primerica, Inc. “In the third quarter, we were able to successfully leverage the momentum created by our convention in July 2024 to accelerate growth.”

Third Quarter Distribution & Segment Results

Distribution Results
	Q3 2024	Q3 2023	% Change
Life-Licensed Sales Force	148,890	139,053	7%
Recruits	142,655	92,269	55%
New Life-Licensed Representatives	14,349	12,311	17%
Life Insurance Policies Issued	93,377	88,589	5%
Life Productivity (1)	0.21	0.21	*
Issued Term Life Face Amount ($ billions) (2)	$30.8	$29.5	5%
ISP Product Sales ($ billions)	$2.9	$2.2	34%
Average Client Asset Values ($ billions)	$108.2	$91.5	18%
Closed U.S. Mortgage Volume ($ million brokered)	$105.4	$82.7	27%

(1)
Life productivity equals the average monthly policies issued divided by the average number of life insurance licensed representatives.
(2)
Includes face amount on issued term life policies, additional riders added to existing policies, and face increases under increasing benefit riders.

* Not calculated

Segment Results
	Q3 2024	Q3 2023	% Change
	($ in thousands)
Adjusted Operating Revenues:
Term Life Insurance	$450,306	$428,772	5%
Investment and Savings Products	266,073	218,898	22%
Corporate and Other Distributed Products (1)	53,711	52,102	3%
Total adjusted operating revenues (1)	$770,090	$699,772	10%

Adjusted Operating Income (Loss) before income taxes:
Term Life Insurance	$178,354	$141,222	26%
Investment and Savings Products	79,911	64,373	24%
Corporate and Other Distributed Products (1)	(5,713)	3,065	NM
Total adjusted operating income before income taxes (1)	$252,552	$208,660	21%

(1)
See the Non-GAAP Financial Measures section and the Adjusted Operating Results reconciliation tables at the end of this release for additional information.

Life Insurance Licensed Sales Force

The Company introduced new recruiting incentives for July and the beginning of August to further the momentum created at the convention. This led to a record number of new recruits and a 17% increase in the number of new licenses. During the third quarter, a total of 142,655 new recruits became part of Primerica and 14,349 individuals obtained a new life license. The size of the sales force increased 7% year-over-year, for a total of 148,890 life-licensed representatives as of September 30, 2024.

Term Life Insurance

During the third quarter of 2024, the Company issued 93,377 new life insurance policies, up 5% year-over-year. Productivity as measured by the average monthly rate of new policies issued per life-licensed independent sales representative remained unchanged at 0.21.

Third quarter revenues of $450.3 million increased 5% compared to the third quarter of 2023 driven by 6% growth in adjusted direct premiums. Income before income taxes of $178.4 million in the current year period included a $28.2 million remeasurement gain primarily due to an assumption change stemming from the ongoing decline in disability incidence rates under our waiver of premium rider, resulting in a 26% increase year over year and a benefits and claims ratio of 53.2%. Excluding the impact of the remeasurement gain, the benefits and claims ratio would have been 57.6%. The DAC amortization and insurance commissions ratio at 11.9% and the insurance expense ratio at 7.4% remained stable year-over-year. The Term Life Insurance operating margin at 27.5% was favorably impacted by the remeasurement gain in the current year period. Excluding the impact of the remeasurement gain, the Term Life Insurance operating margin would have been 23.1%.

Investment and Savings Products

Ending client asset values continued to benefit from strong equity market appreciation, ending the quarter at $111.2 billion, up 26% compared to the prior year period. Total product sales during the quarter were $2.9 billion, up 34% year-over-year, driven by strong investor demand for mutual funds, annuities and managed accounts, likely influenced by strong equity market performance. Net client inflows during the quarter were $444 million.

Third quarter revenues of $266.1 million increased 22% compared to the prior year period, while income before income taxes of $79.9 million increased 24%. Revenues from sales-based commissions and fees increased 32%, while sales-based commission expenses increased 27%. Revenue growth slightly outpaced correlated product sales due to continued strong client demand for variable annuities, on which we earn higher up-front fees. Asset-based revenues increased 19%, largely consistent with the growth in average client asset values. The change in asset-based commission expenses was in line with asset-based revenues.

Corporate and Other Distributed Products

During the third quarter of 2024, the segment recorded a pre-tax adjusted operating loss of $5.7 million compared to pre-tax adjusted operating income of $3.1 million in the prior year period. The year-over-year decline was primarily due to a $5.2 million remeasurement loss on a closed book of non-term life insurance business, lower revenues from certain other distributed products and growth in other operating expenses. This was partly offset by higher net investment income ("NII") due to higher yields on investments and growth in the size of the portfolio.

Taxes

The effective tax rate from continuing operations remained largely unchanged at 23.5% in the third quarter of 2024 compared to 23.7% in the prior year period.

Capital

The Company repurchased 510,911 shares of common stock for $128.8 million during the third quarter of 2024 and the Board of Directors has approved a dividend of $0.90 per share, payable on December 12, 2024 to stockholders of record on November 21, 2024. Primerica Life Insurance Company’s statutory risk-based capital (RBC) ratio was estimated to be about 440% as of September 30, 2024.

Non-GAAP Financial Measures

In addition to reporting financial results in accordance with U.S. generally accepted accounting principles (“GAAP”), the Company presents certain non-GAAP financial measures. Specifically, the Company presents adjusted direct premiums, other ceded premiums, adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income, diluted adjusted operating earnings per share and adjusted stockholders' equity.

Adjusted direct premiums and other ceded premiums are net of amounts ceded under coinsurance transactions that were executed concurrent with our initial public offering (the “IPO coinsurance transactions”) for all periods presented. We exclude amounts ceded under the IPO coinsurance transactions in measuring adjusted direct premiums and other ceded premiums to present meaningful comparisons of the actual premiums economically maintained by the Company. Amounts ceded under the IPO coinsurance transactions will continue to decline over time as policies terminate within this block of business.

Adjusted operating revenues, adjusted operating income before income taxes, adjusted net operating income and diluted adjusted operating earnings per share exclude the impact of investment gains (losses), including credit impairments, and fair value mark-to-market (“MTM”) investment adjustments for all periods presented. We exclude investment gains (losses), including credit impairments, and MTM investment adjustments in measuring these non-GAAP financial measures to eliminate period-over-period fluctuations that may obscure comparisons of operating results due to items such as the timing of recognizing gains (losses) and market pricing variations prior to an invested asset’s maturity or sale that are not directly associated with the Company’s insurance operations.

Adjusted operating income before taxes, adjusted net operating income, and diluted adjusted operating earnings per share exclude corporate restructuring and related charges associated with the decision to exit the senior health business. We exclude these items from our non-GAAP financial measures as they are not useful in evaluating the Company’s ongoing operations. Adjusted net operating income and diluted adjusted operating earnings per share also exclude the tax effect of pre-tax operating adjustments. We exclude these items from our non-GAAP financial measures as they represent the tax effect of pre-tax operating adjustments and/or non-recurring items that will cause incomparability between period-over-period results.

Adjusted stockholders’ equity excludes the impact of net unrealized investment gains (losses) recorded in accumulated other comprehensive income (loss) for all periods presented. We exclude unrealized investment gains (losses) in measuring adjusted stockholders’ equity as unrealized gains (losses) from the Company’s available-for-sale securities are largely caused by market movements in interest rates and credit spreads that do not necessarily correlate with the cash flows we will ultimately realize when an available-for-sale security matures or is sold. Adjusted stockholders’ equity also excludes the difference in future policy benefits calculated using the current discount rate and future policy benefits calculated using the locked-in discount rate at contract issuance recognized in accumulated other comprehensive income (loss). We exclude the impact from the difference in the discount rate in measuring adjusted stockholders' equity as such difference is caused by market movements in interest rates that are not permanent and may not align with the cash flows we will ultimately incur when policy benefits are settled.

Our definitions of these non-GAAP financial measures may differ from the definitions of similar measures used by other companies. Management uses these non-GAAP financial measures in making financial, operating and planning decisions and in evaluating the Company’s performance. Furthermore, management believes that these non-GAAP financial measures may provide users with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the core ongoing business. These measures have limitations and users should not consider them in isolation or as a substitute for analysis of the Company’s results as reported under GAAP. Reconciliations of GAAP to non-GAAP financial measures are attached to this release.

Earnings Webcast Information

Primerica will hold a webcast on Thursday, November 7, 2024, at 10:00 a.m. Eastern, to discuss the quarter’s results. To access the webcast, go to

https://investors.primerica.com at least 15 minutes prior to the event to register, download and install any necessary software. A replay of the call will be available for approximately 30 days. This release and a detailed financial supplement will be posted on Primerica’s website.

Forward-Looking Statements

Except for historical information contained in this press release, the statements in this release are forward-looking and made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements contain known and unknown risks and uncertainties that may cause our actual results in future periods to differ materially from anticipated or projected results. Those risks and uncertainties include, among others, our failure to continue to attract and license new recruits, retain sales representatives or license or maintain the licensing of sales representatives; new laws or regulations that could apply to our distribution model, which could require us to modify our distribution structure; changes to the independent contractor status of sales representatives; our or sales representatives’ violation of or non-compliance with laws and regulations; litigation and regulatory investigations and actions concerning us or sales representatives; differences between our actual experience and our expectations regarding mortality, persistency, disability or insurance as reflected in the pricing for our insurance policies; changes in federal, state and provincial legislation or regulation that affects our insurance, investment product and mortgage businesses; our failure to meet regulatory capital ratios or other minimum capital and surplus requirements; a significant downgrade by a ratings organization; the failure of our reinsurers or reserve financing counterparties to perform their obligations; the failure of our investment products to remain competitive with other investment options or the loss of our relationship with one or more of the companies whose investment products we provide; heightened standards of conduct or more stringent licensing requirements for sales representatives; inadequate policies and procedures regarding suitability review of client transactions; revocation of our subsidiary’s status as a non-bank custodian; a significant change to or disruption in the mortgage lenders’ mortgage businesses or an inability of the mortgage lenders to satisfy their contractual obligations to us; economic downcycles that impact our business, financial condition and results of operations; major public health pandemics, epidemics or outbreaks or other catastrophic events; the failure of our or a third-party partner’s information technology systems, breach of our information security, failure of our business continuity plan or the loss of the Internet; any failure to protect the confidentiality of client information; the current legislative and regulatory climate with regard to privacy and cybersecurity; cyber-attack(s), security breaches; the effects of credit deterioration and interest rate fluctuations on our invested asset portfolio and other assets; incorrectly valuing our investments; changes in accounting standards may impact how we record and report our financial condition and results of operations; the inability of our subsidiaries to pay dividends or make distributions; litigation and regulatory investigations and actions; a significant change in the competitive environment in which we operate; the loss of key personnel or sales force leaders; the efficiency and success of business initiatives to enhance our technology, products and services; any acquisition or investment in businesses that do not perform as we expect or are difficult to integrate; and fluctuations in the market price of our common stock or Canadian currency exchange rates. These and other risks and uncertainties affecting us are more fully described in our filings with the Securities and Exchange Commission, which are available in the "Investor Relations" section of our website at https://investors.primerica.com. Primerica assumes no duty to update its forward-looking statements as of any future date.

About Primerica, Inc.

Primerica, Inc., headquartered in Duluth, GA, is a leading provider of financial products and services to middle-income households in North America. Independent licensed representatives educate Primerica clients about how to better prepare for a more secure financial future by assessing their needs and providing appropriate solutions through term life insurance, which we underwrite, and mutual funds, annuities and other financial products, which we distribute primarily on behalf of third parties. We insured approximately 5.7 million lives and had approximately 2.9 million client investment accounts on December 31, 2023. Primerica, through its insurance company subsidiaries, was the #2 issuer of Term Life insurance coverage in the United States and Canada in 2023. Primerica stock is included in the S&P MidCap 400 and the Russell 1000 stock indices and is traded on The New York Stock Exchange under the symbol “PRI”.

Investor Contact:

Nicole Russell

470-564-6663
Email: Nicole.Russell@primerica.com

Media Contact:

Susan Chana

404-229-8302

Email: Susan.Chana@Primerica.com

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(Unaudited)

	September 30, 2024	December 31, 2023
	(In thousands)
Assets
Investments:
Fixed-maturity securities available-for-sale, at fair value	$2,994,955	$2,719,467
Fixed-maturity security held-to-maturity, at amortized cost	1,330,430	1,386,980
Short-term investments available-for-sale, at fair value	-	276
Equity securities, at fair value	28,411	29,680
Trading securities, at fair value	3,235	18,383
Policy loans and other invested assets	52,842	51,175
Total investments	4,409,873	4,205,961
Cash and cash equivalents	550,142	594,148
Accrued investment income	26,389	23,958
Reinsurance recoverables	2,873,528	3,015,777
Deferred policy acquisition costs, net	3,636,964	3,447,234
Agent balances, due premiums and other receivables	300,697	269,216
Intangible assets, net	45,275	45,275
Income taxes	128,479	120,035
Operating lease right-of-use assets	48,190	51,506
Other assets	394,494	439,940
Separate account assets	2,401,137	2,395,842
Assets from discontinued operations entities	-	418,840
Total assets	$14,815,168	$15,027,732

Liabilities and Stockholders' Equity
Liabilities:
Future policy benefits	$6,919,418	$6,742,025
Unearned and advance premiums	16,186	14,876
Policy claims and other benefits payable	496,835	513,803
Other policyholders' funds	398,464	435,094
Note payable	594,311	593,709
Surplus note	1,330,090	1,386,592
Income taxes	20,524	76,257
Operating lease liabilities	56,930	58,893
Other liabilities	549,209	579,045
Payable under securities lending	85,236	99,785
Separate account liabilities	2,401,137	2,395,842
Liabilities from discontinued operations entities	-	65,844
Total liabilities	12,868,340	12,961,765

Stockholders' equity

Common stock	335	350
Paid-in capital	-	-
Retained earnings	2,132,015	2,276,946
Accumulated other comprehensive income (loss), net of income tax:
Effect of change in discount rate assumptions on the liability for future policy benefits	(71,241)	(39,086)
Unrealized foreign currency translation gains (losses)	(10,771)	(2,235)
Net unrealized gains (losses) on available-for-sale securities	(103,510)	(170,008)
Total stockholders' equity	1,946,828	2,065,967
Total liabilities and stockholders' equity	$14,815,168	$15,027,732

PRIMERICA, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,
	2024	2023
	(In thousands, except per-share amounts)
Revenues:
Direct premiums	$852,452	$831,681
Ceded premiums	(412,645)	(411,015)
Net premiums	439,807	420,666
Commissions and fees	271,901	227,514
Net investment income	41,109	34,730
Investment gains (losses)	2,209	(1,795)
Other, net	19,103	16,381
Total revenues	774,129	697,496

Benefits and expenses:
Benefits and claims	164,363	162,062
Future policy benefits remeasurement (gain) loss	(23,019)	179
Amortization of deferred policy acquisition costs	75,539	69,405
Sales commissions	142,254	116,200
Insurance expenses	63,529	57,821
Insurance commissions	7,180	7,911
Interest expense	6,093	6,632
Other operating expenses	83,612	70,902
Total benefits and expenses	519,551	491,112
Income from continuing operations before income taxes	254,578	206,384
Income taxes from continuing operations	59,841	48,930
Income from continuing operations	194,737	157,454
Loss from discontinued operations, net of income tax	(30,364)	(5,391)
Net income	$164,373	$152,063

Basic earnings per share:
Continuing operations	$5.73	$4.38
Discontinued operations	(0.89)	(0.15)
Basic earnings per share	$4.84	$4.23

Diluted earnings per share:
Continuing operations	$5.72	$4.38
Discontinued operations	(0.89)	(0.15)
Diluted earnings per share	$4.83	$4.23

Weighted-average shares used in computing earnings per share:
Basic	33,834	35,760
Diluted	33,891	35,822

PRIMERICA, INC. AND SUBSIDIARIES
Consolidated Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended September 30,
	2024	2023	% Change
	(In thousands, except per-share amounts)
Total revenues	$774,129	$697,496	11%
Less: Investment (losses) gains	2,209	(1,795)
Less: 10% deposit asset MTM included in NII	1,830	(481)
Adjusted operating revenues	$770,090	$699,772	10%

Income from continuing operations before income taxes	$254,578	$206,384	23%
Less: Investment (losses) gains	2,209	(1,795)
Less: 10% deposit asset MTM included in NII	1,830	(481)
Less: Restructuring costs	(2,013)	-
Adjusted operating income before income taxes	$252,552	$208,660	21%

Income from continuing operations	$194,737	$157,454	24%
Less: Investment (losses) gains	2,209	(1,795)
Less: 10% deposit asset MTM included in NII	1,830	(481)
Less: Restructuring costs	(2,013)	-
Less: Tax impact of preceding items	(476)	535
Adjusted net operating income	$193,187	$159,195	21%

Diluted earnings per share from continuing operations	$5.72	$4.38	31%
Less: Net after-tax impact of operating adjustments	0.04	(0.05)
Diluted adjusted operating earnings per share	$5.68	$4.43	28%

TERM LIFE INSURANCE SEGMENT
Adjusted Premiums Reconciliation
(Unaudited)

	Three months ended September 30,
	2024	2023	% Change
	(In thousands)
Direct premiums	$847,626	$826,665	3%
Less: Premiums ceded to IPO coinsurers	198,726	212,951
Adjusted direct premiums	648,900	613,714	6%

Ceded premiums	(411,526)	(409,801)
Less: Premiums ceded to IPO coinsurers	(198,726)	(212,951)
Other ceded premiums	(212,800)	(196,850)
Net premiums	$436,100	$416,864	5%

CORPORATE AND OTHER DISTRIBUTED PRODUCTS SEGMENT
Adjusted Operating Results Reconciliation
(Unaudited)

	Three months ended September 30,
	2024	2023	% Change
	(In thousands)
Total revenues	$57,750	$49,826	16%
Less: Investment gains (losses)	2,209	(1,795)
Less: 10% deposit asset MTM included in NII	1,830	(481)
Adjusted operating revenues	$53,711	$52,102	3%

Income (loss) before income taxes	$(3,687)	$789	NM
Less: Investment gains (losses)	2,209	(1,795)
Less: 10% deposit asset MTM included in NII	1,830	(481)
Less: Restructuring costs	(2,013)	-
Adjusted operating income (loss) before income taxes	$(5,713)	$3,065	NM

PRIMERICA, INC. AND SUBSIDIARIES
Adjusted Stockholders' Equity Reconciliation
(Unaudited)

	September 30, 2024	December 31, 2023	% Change
	(In thousands)
Stockholders' equity	$1,946,828	$2,065,967	(6)%
Less: Net unrealized gains (losses)	(103,510)	(170,008)
Less: Effect of change in discount rate assumptions on the liability for future policy benefits	(71,241)	(39,086)
Adjusted stockholders' equity	$2,121,579	$2,275,061	(7)%